EXHIBIT 23.4

[NORSON LOGO]

Landmark Towers, Building 2, Unit 1503

8 North Dongsanhuan, Chaoyang

Beijing, China 100004

Tel: +86 10 6590 6226

June 10, 2004

BY FACSIMILE AND COURIER

Mtone Wireless Corporation

3080 Olcott Street, Suite 100-A

Santa Clara, California 95054

United States

RE:	CONSENT OF NORSON TELECOM CONSULTING

We understand that Mtone Wireless Corporation has filed a registration statement on Form S-1 (“Registration Statement”) with the U.S. Securities and Exchange Commission. We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to the use therein under the headings “Prospectus Summary” and “Business” of our name and to the use of certain data sourced from Norson Telecom Consulting.

Norson Telecom Consulting

By:	/s/ Craig Watts
Name:	Craig Watts
Title:	Managing Director